CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
Star Dot Marketing, Inc.


We consent to the inclusion of our audited financial statements of Star Dot Marketing, Inc. as of and for the years ended May 31, 1999 and May 31, 1998 in the S-1 Registration Statement currently being filed by Ecom Ecom.com, Inc. with the Securities and Exchange Commission.





/s/ Hood & Strong LLP
Hood & Strong LLP, CPA's
April 20, 2000